Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Zynex, Inc. (the “Company”) of our report dated March 31, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) on the consolidated financial statements of the Company as of and for the year ended December 31, 2015, which report appears in the Annual Report on Form 10-K of Zynex, Inc., for the year ended December 31, 2016.

/s/ GHP Horwath, P.C.

Denver, Colorado
September 6, 2017